Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million
or $0.31 Per Share
Adjusted earnings of $83 million or $0.16 per share

Highlights

Fourth Quarter

•	Generated $667 million in cash from operations

•	Returned $558 million of capital to shareholders

•	Phillips 66 Partners acquired Phillips 66 midstream assets for $1.3 billion and raised $1.1 billion through a debt offering

•	Restructured DCP Midstream

•	Started up Freeport LPG Export Terminal

•	Commissioned 1.2 million barrels of additional crude storage at the Beaumont Terminal

Full-Year 2016

•	Delivered earnings of $1.6 billion; operating cash flow of $3.0 billion

•	Raised $2.1 billion from debt and equity offerings at Phillips 66 Partners

•	Invested $2.8 billion in capital projects, including $461 million at Phillips 66 Partners

•	Increased quarterly dividend 13 percent to $0.63 per common share

•	Returned $2.3 billion of capital to shareholders; $13.4 billion returned to shareholders since July 2012

•	Achieved record Refining capacity utilization of 96 percent

HOUSTON, February 3, 2017 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces fourth-quarter earnings of $163 million, compared with $511 million in the third quarter of 2016. Adjusted earnings were $83 million, a decrease of $473 million from the previous quarter.

“During 2016, we delivered strong operating performance, advanced our growth projects, managed costs, and rewarded our shareholders,” said Greg Garland, chairman and CEO of Phillips 66. “We achieved record safety performance and refining utilization rates, started up the Freeport LPG export facility and returned $2.3 billion to shareholders through dividends and share repurchases. However, fourth-quarter financial results were disappointing, and reflect challenging market conditions.”

“We expect to generate additional free cash flow and create shareholder value as we complete major growth projects in 2017. Our portfolio of refining, midstream, chemicals and marketing assets positions us to capture opportunities across the value chain. We remain committed to operating excellence and growing our higher-valued businesses, while maintaining a strong balance sheet and disciplined capital allocation.”

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q4 2016	Q3 2016	Q4 2016	Q3 2016
Transportation	$70	79	68	79
NGL	2	15	7	15
DCP Midstream	(37)	9	(6)	9
Midstream net income	35	103	69	103
Less: Noncontrolling interests**	36	28	36	28
Midstream earnings (loss)	$(1)	75	33	75
* Excludes special items.
**Included in Transportation and NGL businesses.

The Midstream segment recorded a loss of $1 million in the fourth quarter of 2016, compared with earnings of $75 million in the third quarter. Midstream earnings in the fourth quarter of 2016 included a $34 million net charge related to DCP Midstream's restructuring and certain tax adjustments. Midstream fourth-quarter adjusted earnings were $33 million, compared with $75 million in the prior quarter.

Transportation adjusted net income for the fourth quarter was $68 million, compared with $79 million in the prior quarter. The decrease was primarily due to a favorable settlement received by Rockies Express Pipeline, LLC in the prior quarter.

The NGL business generated $7 million of fourth-quarter adjusted net income, a decrease of $8 million from the third quarter of 2016, primarily due to LPG export terminal startup costs and lower equity earnings, partially offset by December export cargo earnings.

The company’s equity investment in DCP Midstream recorded an adjusted net loss of $6 million in the fourth quarter of 2016, compared with earnings of $9 million in the prior quarter. DCP Midstream's fourth-quarter results were impacted by the timing of reliability and maintenance spending.

Higher noncontrolling interests of $36 million in the fourth quarter compared with $28 million in the prior quarter was primarily due to an October dropdown of logistics assets into Phillips 66 Partners (PSXP).

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q4 2016	Q3 2016	Q4 2016	Q3 2016
Olefins and Polyolefins (O&P)	$115	165	105	165
Specialties, Aromatics and Styrenics (SA&S)	26	(58)	24	31
Other	(5)	(6)	(5)	(6)
Chemicals	$136	101	124	190
* Excludes special items.

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' fourth-quarter earnings were $136 million, compared with $101 million in the third quarter of 2016. Chemicals' earnings in the fourth quarter included a net benefit of $12 million related to certain tax adjustments. Chemicals' earnings in the third quarter of 2016

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

included a charge of $89 million related to an impairment of a CPChem joint venture. Chemicals' fourth-quarter adjusted earnings were $124 million, compared with $190 million in the prior quarter.

During the fourth quarter, CPChem's O&P business contributed $105 million of adjusted earnings to Phillips 66's Chemicals segment. The decrease of $60 million from the prior quarter was primarily due to lower cash chain margins, as well as impacts from increased turnaround activity. Global O&P utilization in the fourth quarter was 86 percent, compared with 93 percent in the prior quarter.

CPChem's Specialties, Aromatics and Styrenics business contributed $24 million of adjusted earnings in the fourth quarter, a $7 million decrease from the prior quarter primarily due to lower aromatics margins, as well as lower equity earnings.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q4 2016	Q3 2016	Q4 2016	Q3 2016
Refining	$(38)	177	(95)	134
* Excludes special items.

Refining recorded a loss of $38 million in the fourth quarter of 2016, compared with earnings of $177 million in the third quarter. Refining's fourth-quarter earnings included a $57 million net benefit, related to certain tax adjustments that were partially offset by railcar lease termination costs. Refining's earnings in the third quarter of 2016 included a benefit of $43 million related to a legal award.

Refining recorded an adjusted loss of $95 million in the fourth quarter of 2016, compared with adjusted earnings of $134 million in the third quarter. The decrease in adjusted earnings was largely driven by lower realized margins, mainly the result of decreased market crack spreads and clean product realizations, as well as higher costs and lower volumes due to turnaround activity.

The West Coast region was significantly impacted by a major turnaround at the Los Angeles Refinery, which averaged 45 percent capacity utilization in the quarter. The Central Corridor region experienced the largest decline in market crack spread, down 25 percent to $10.95 per barrel in the fourth quarter. In the Gulf Coast region, fourth-quarter clean product realizations were negatively impacted by the pricing mechanism for volumes shipped on certain pipelines in a rising price environment.

Phillips 66’s worldwide crude utilization rate was 93 percent and clean product yield was 86 percent in the fourth quarter. Pretax turnaround costs for the fourth quarter were $205 million.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q4 2016	Q3 2016	Q4 2016	Q3 2016
Marketing and Other	$158	228	114	228
Specialties	32	39	26	39
Marketing and Specialties	$190	267	140	267
* Excludes special items.

Marketing and Specialties (M&S) fourth-quarter earnings were $190 million, compared with $267 million in the third quarter of 2016. M&S's fourth-quarter earnings included a net benefit of $50 million related to certain tax adjustments.

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

Adjusted earnings for Marketing and Other were $114 million, compared with $228 million in the prior quarter. The decrease was largely due to lower domestic and international marketing margins, reflecting the impact of rising refined product prices in the quarter. Product exports in the fourth quarter were 175,000 barrels per day (BPD), versus 141,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated adjusted earnings of $26 million during the fourth quarter. The $13 million decrease from the prior quarter was mainly due to lower lubricants volumes and higher costs, primarily associated with a brand refresh program, as well as lower equity earnings.

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q4 2016	Q3 2016	Q4 2016	Q3 2016
Corporate and Other	$(124)	(109)	(119)	(110)
* Excludes special items.

Corporate and Other’s fourth-quarter net costs were $124 million, compared with $109 million in the prior quarter. Corporate's fourth-quarter results included a net charge of $5 million related to certain tax adjustments. The increase in adjusted costs was mainly due to higher net interest expense and environmental costs.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $667 million of cash from operations during the fourth quarter of 2016. Excluding working capital impacts, operating cash flow was $636 million. In October, PSXP raised $1.1 billion through the issuance of senior notes to partially fund the acquisition of logistics assets from Phillips 66.

During the quarter, Phillips 66 funded $813 million of capital expenditures and investments and returned $558 million to shareholders through dividends and share repurchases. Since July 2012, the company has returned $13.4 billion to shareholders in the form of dividends, share repurchases and share exchange. Phillips 66 ended the quarter with 519 million shares outstanding.

As of Dec. 31, 2016, cash and cash equivalents were $2.7 billion, and debt was $10.1 billion, including $2.4 billion of debt at PSXP. The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 30 percent and 24 percent, respectively.

Strategic Update

Phillips 66 continues to execute its plan to grow higher-valued businesses, while remaining committed to disciplined capital allocation. Capital spending for 2016 was $2.8 billion, including $461 million at PSXP. This funded sustaining capital, acquisitions, growth projects in Midstream, and return-enhancing investments in Refining.

In Midstream, the Freeport LPG Export Terminal project was completed and fully operational in the fourth quarter, with five cargo shipments in December. The export terminal has a capacity of 150,000 BPD that is being utilized for term and spot cargoes.

Phillips 66 has a 25 percent interest in joint ventures to develop the 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) projects. DAPL is more than 95 percent complete. ETCOP is complete and ready for commissioning. Commercial operations are

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

expected to begin in the second quarter of 2017, pending the issuance of an easement from the U.S. Army Corps of Engineers to complete work beneath the Missouri River on DAPL.

The company continues to expand its Beaumont Terminal with 1.2 million barrels of crude storage commissioned in the fourth quarter of 2016. An additional 0.8 million barrels of crude storage is expected to be available by the end of first-quarter 2017 and 1.2 million barrels of additional products storage is planned to be in service by mid-2017.

In October 2016, PSXP acquired crude, refined products and NGL logistics assets from Phillips 66 for $1.3 billion. The consideration consisted of $1.1 billion in cash, which PSXP financed with the proceeds from a public debt issuance, and $196 million in PSXP units.

On Jan. 1, 2017, DCP Midstream contributed its assets and existing debt to DCP Midstream Partners, simplifying its structure. The restructuring allows for greater alignment of general and limited partner interests, while increasing DCP Midstream's ownership of the publicly traded partnership, renamed DCP Midstream, LP, to 38 percent. The transaction is expected to enhance capital allocation at DCP Midstream, LP and increase distributions to Phillips 66 and Spectra Energy.

CPChem continues to progress its U.S. Gulf Coast Petrochemicals Project, which consists of a world-scale ethane cracker and two polyethylene derivative units. The polyethylene units are expected to be complete by mid-2017 and the cracker is expected to be complete in the fourth quarter of 2017. This project will increase CPChem's global ethylene and polyethylene capacity by approximately one-third.

In Refining, the company is investing to increase its Canadian heavy crude processing capability to 100 percent at the Billings Refinery. The project is expected to be complete in the first half of 2017. At both the Bayway and Wood River refineries, the company is modernizing fluid catalytic cracking units to increase clean product yield. Both projects are expected to be complete in the first half of 2018. Phillips 66 is also implementing yield improvement efforts at several other refineries, including Ponca City, where a diesel recovery project is expected to be complete in the second half of 2017.

In December 2016, Phillips 66 announced a 2017 capital budget of $2.7 billion, which includes PSXP budgeted spending of $437 million. Phillips 66's proportionate share of capital spending by joint ventures CPChem, DCP Midstream and WRB Refining is expected to be $1.1 billion. Including these equity affiliates, the company's total 2017 capital program is projected to be $3.8 billion.

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2016		2015
	Q4	YTD	Q4	YTD
Midstream	$(1)	178	(77)	13
Chemicals	136	583	212	962
Refining	(38)	374	410	2,555
Marketing and Specialties	190	891	231	1,187
Corporate and Other	(124)	(471)	(126)	(490)
Phillips 66	$163	1,555	650	4,227

Adjusted Earnings
	Millions of Dollars
	2016		2015
	Q4	YTD	Q4	YTD
Midstream	$33	187	42	248
Chemicals	124	660	182	952
Refining	(95)	277	376	2,527
Marketing and Specialties	140	841	227	947
Corporate and Other	(119)	(467)	(117)	(481)
Phillips 66	$83	1,498	710	4,193

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,800 employees committed to safety and operating excellence. Phillips 66 had $52 billion of assets as of Dec. 31, 2016. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297
rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the relevant period.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

	Millions of Dollars
	Except as Indicated
	2016			2015
	Q4	Q3	Year	Q4	Year
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$163	511	1,555	650	4,227
Pretax adjustments:
Impairments by equity affiliates	—	89	95	172	390
Pending claims and settlements	—	(72)	(117)	—	30
Certain tax impacts*	(32)	—	(32)	(4)	(9)
Lower-of-cost-or-market inventory adjustments	—	—	—	53	53
Asset dispositions	—	—	—	—	(280)
Pension settlement expenses	—	—	—	5	80
Recognition of deferred logistics commitments	—	—	30	—	—
Equity affiliate ownership restructuring	33	—	33	—	—
Railcar lease residual value deficiencies and related costs	40	—	40	—	—
Tax impact of adjustments**	(27)	28	4	(86)	(181)
Other tax impacts	(94)	—	(110)	(80)	(117)
Adjusted earnings	$83	556	1,498	710	4,193

Earnings per share of common stock (dollars)	$0.31	0.96	2.92	1.20	7.73
Adjusted earnings per share of common stock (dollars)†	$0.16	1.05	2.82	1.31	7.67

Midstream Earnings	$(1)	75	178	(77)	13
Pretax adjustments:
Pending claims and settlements	—	—	(45)	—	—
Impairments by equity affiliates	—	—	6	168	366
Asset dispositions	—	—	—	—	(30)
Pension settlement expenses	—	—	—	—	9
Equity affiliate ownership restructuring	33	—	33	—	—
Tax impact of adjustments**	(12)	—	2	(64)	(125)
Other tax impacts	13	—	13	15	15
Adjusted earnings	$33	75	187	42	248

Chemicals Earnings	$136	101	583	212	962
Pretax adjustments:
Impairments by equity affiliates	—	89	89	4	24
Tax impact of adjustments**	—	—	—	—	—
Other tax impacts	(12)	—	(12)	(34)	(34)
Adjusted earnings	$124	190	660	182	952

Refining Earnings	$(38)	177	374	410	2,555
Pretax adjustments:
Asset dispositions	—	—	—	—	(8)
Pending claims and settlements	—	(70)	(70)	—	30
Lower-of-cost-or-market inventory adjustments	—	—	—	53	53
Pension settlement expenses	—	—	—	4	53
Certain tax impacts*	(32)	—	(32)	—	—
Recognition of deferred logistics commitments	—	—	30	—	—
Railcar lease residual value deficiencies and related costs	40	—	40	—	—
Tax impact of adjustments**	(15)	27	1	(22)	(49)
Other tax impacts	(50)	—	(66)	(69)	(107)
Adjusted earnings	$(95)	134	277	376	2,527

Phillips 66 Reports Fourth-Quarter Earnings of $163 Million (Adjusted Earnings of $83 Million)

	Millions of Dollars
	Except as Indicated
	2016			2015
	Q4	Q3	Year	Q4	Year
Reconciliation of Earnings to Adjusted Earnings (cont.)

Marketing and Specialties Earnings	$190	267	891	231	1,187
Pretax adjustments:
Asset dispositions	—	—	—	—	(242)
Pension settlement expenses	—	—	—	1	11
Tax impact of adjustments**	—	—	—	—	(4)
Other tax impacts	(50)	—	(50)	(5)	(5)
Adjusted earnings	$140	267	841	227	947

Corporate and Other Earnings (loss)	$(124)	(109)	(471)	(126)	(490)
Pretax adjustments:
Pending claims and settlements	—	(2)	(2)	—	—
Pension settlement expenses	—	—	—	—	7
Certain tax impacts*	—	—	—	(4)	(9)
Tax impact of adjustments**	—	1	1	—	(3)
Other tax impacts	5	—	5	13	14
Adjusted earnings (loss)	$(119)	(110)	(467)	(117)	(481)
*Pre-tax impact only. Tax-only adjusting items included in "other tax impacts."

 **We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Q4 2016
Debt-to-Capital Ratio

Total Debt	$10,138
Total Equity	23,725
Debt-to-Capital Ratio	30%

Total Cash	$2,711
Net-Debt-to-Capital Ratio	24%